Exhibit 10.2
PROMISSORY NOTE

BORROWER:	AMREP Southwest Inc.	BANK:	Compass Bank
	333 Rio Rancho Drive NE		Real Estate Banking
	Rio Rancho, New Mexico 87124-1450		505 Marquette NW
Albuquerque, NM 87102

Principal Amount:	$22,500,000.00		Date: December 17, 2009

PROMISE TO PAY.  AMREP Southwest Inc. ("Borrower") promises to pay to Compass Bank ("Bank"), or order, in lawful money of the United States of America, the principal amount of $22,500,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance. Interest shall be calculated from the date hereof until repayment.

NON-REVOLVING CREDIT.  This Note is non-revolving.  No re-advance of any principal will be made.

PAYMENTS.

PRINCIPAL PAYMENTS. The principal balance of the Note shall be repaid as follows:

1.
Principal payments equal to 65% of net cash from land sales in excess of $5,400,676 received by Borrower during the fiscal year ending April 30, 2010, payable within five (5) business days of receipt of cash from such sale(s), and

2.
Principal payments equal to 65% net cash from land sales in excess of $15,263,730 received by Borrower during the fiscal year ending April 30, 2011, payable within five (5) business days of receipt of cash from such sale(s), and

3.	The entire Note balance shall be due and payable in full on December 16, 2010.

INTEREST PAYMENTS.  Borrower will pay regular monthly payments of all accrued interest monthly, beginning January 17, 2010, with all subsequent interest payments to be due on the same day of each following month.

Unless otherwise agreed or required by applicable law, all payments (except the excess cash principal payments from land sales under (1) and (2) above) will be applied first to interest, then to principal due, then to any unpaid collection costs and other charges due under this Note, with any remaining amount to the outstanding principal balance. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Bank at Bank's address shown above or at such other place as Bank may designate in writing.

INTEREST RATE; MINIMUM RATE.  The interest rate on this Note is a rate based on the  "LIBOR" index, the London Interbank Offered Rate for the applicable Reference Period stated on Reuter's Monitor Money Rates Service two (2) days before the beginning of each Interest Period (or in the event no such rate is stated on that date, the rate stated on the day most immediately preceding the date of determination on which a rate was stated), as adjusted from time to time in Bank's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If Reuter's becomes unavailable Bank may use another source to determine LIBOR. If Reuter's states more than one rate for the applicable Reference Period, the applicable rate shall be the arithmetic mean of all stated rates for that Reference Period.  The LIBOR Index is not necessarily the lowest rate charged by Bank on its loans.

The LIBOR based interest rate change will not occur more than often than at the end of each Reference Period. The interest rate to be applied to the unpaid principal balance of this Note will be a rate of 3.50 percentage points over the applicable Reference Period Index, adjusted if necessary for any maximum rate limitations described below.  Provided, however, that the interest rate will not at any time be less than the minimum rate of 5.00% per annum.

The "Reference Period" for each LIBOR Rate period elected by Borrower, shall be 30 days. This Reference Period is for reference purposes only, and the actual Interest Periods under this Note may be for periods of more than one or less than the referenced period, depending on whether or not the last day of the Interest

Period falls on a Business Day. "Business Day" means each day other than a Saturday, a Sunday, or any holiday on which Bank is closed for business.  The Index on any date may be different for each Reference Period.

 Each "Interest Period" shall be a period equal to the duration of the Reference Period; provided, however, if the last day of an Interest Period would not fall on a Business Day, then the Interest Period will end on the next following Business Day. The initial Interest Period shall commence on the date of the Note, and each succeeding Interest Period shall commence on the day immediately following the expiration of the preceding Interest Period.

NO PREPAYMENT PENALTY.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Bank payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Bank.

LOAN AGREEMENT.  This Note is made pursuant to and is subject to the terms and conditions of the Loan Agreement between Borrower and Bank dated as of December 17, 2009, as amended or replaced from time to time (the "Agreement").

DEFAULT.  Any event of default under the Agreement shall constitute a default under this Note.

BANK'S RIGHTS. Upon default, Bank may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.  Bank also may exercise any and all remedies available to it in the Note, the Agreement, at law or in equity.  Bank's rights are cumulative and may be exercised together, separately, in any order, and include the right to recover costs and attorneys fees.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of New Mexico. This Note has been accepted by Bank in the State of New Mexico.

AMENDMENTS.  This Note and the Agreement constitute the entire understanding and agreement of the parties as to the matters set forth in this Note. No alteration or amendment of this Note shall be effective unless given in writing and signed by the party or parties sought to be bound by the alteration or amendment.

SEVERABILITY. If a court of competent jurisdiction finds any provision of this Note to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Note. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Note shall not affect the legality, validity or enforceability of any other provision of this Note.

NO ASSIGNMENT.  Borrower agrees not to assign any of Borrower's rights or obligations under this Note.

JURISDICTION and VENUE.  Any legal action or proceeding brought by Bank or Borrower against the other arising out of or relating to the loan evidenced by this Note (a "Proceeding") shall be instituted in the federal court for or the state court sitting in Bernalillo County, New Mexico. With respect to any Proceeding, each Borrower, to the fullest extent permitted by law: (i) waives any objections that Borrower may now or hereafter have based on venue and/or forum non-convenience of any Proceeding in such court; and (ii) irrevocably submits to the jurisdiction of any such court in any Proceeding. Notwithstanding anything to the contrary herein, Bank may commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction if determined by Bank to be necessary in order to fully enforce or exercise any right or remedy of Bank relating to this loan.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.

PRIOR TO SIGNING THIS NOTE. BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.  BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

AMREP Southwest, Inc.

By:   /s/ James H. Wall
      James H. Wall, President

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